   As filed with the Securities and Exchange Commission on October 22, 1996
                             Registration No. 333-
________________________________________________________________________________
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------


                                                         SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP
              SUN COMMUNITIES, INC.                      (Exact name of Issuer of the Partnership Debt
    (Exact name of Issuer of the Company Debt         Securities as specified in its governing instrument)
  Securities, Preferred Stock, Common Stock and
Securities Warrants as specified in its governing
                   instrument)

                     MARYLAND                                               MICHIGAN
 (State or Other Jurisdiction of Incorporation or       (State or Other Jurisdiction of Incorporation or
                  Organization)                                          Organization)
                    38-2730780                                             38-3144240
       (I.R.S. Employer Identification No.)                   (I.R.S. Employer Identification No.)


                                _______________

                                GARY A. SHIFFMAN
                                   PRESIDENT
                             31700 MIDDLEBELT ROAD
                                   SUITE 145
                        FARMINGTON HILLS, MICHIGAN 48334
                                 (810) 932-3100
          (Name, Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent for Service)
                             ----------------------

                        Copies of all correspondence to:

                            JEFFREY L. FORMAN, ESQ.
                       JAFFE, RAITT, HEUER & WEISS, P.C.
                              ONE WOODWARD AVENUE
                                   SUITE 2400
                            DETROIT, MICHIGAN  48226

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ______

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ___X__

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ______

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ______

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ______.

                                _______________

                        CALCULATION OF REGISTRATION FEE

                                                                     Proposed Maximum            Amount of
                Title of Each Class of Securities              Aggregate Offering Price (1)    Registration Fee
                ---------------------------------              ----------------------------    ----------------
 Company Debt Securities, Preferred Stock, $.01 par value,             $47,787,500              $16,479 (2)(3)
 Common Stock, $.01 par value, and Securities Warrants of Sun
 Communities, Inc.

 Partnership Debt Securities of Sun Communities Operating              $225,000,000             $77,587 (2)(4)
 Limited Partnership

(1) In United States dollars or the equivalent thereof in any other currency, currency unit or units, or composite currency or currencies.

(2) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.

(3) In addition to the securities registered hereby, pursuant to Rule 429 of the Securities Act of 1933, the Prospectus included herein also covers $202,212,500 of Company Debt Securities, Preferred Stock, Common Stock, and Securities Warrants from previous registration statements (No. 33-1822 and No. 33-2522), as to which a registration fee of $69,728.45 was paid.

(4) In addition to the securities registered hereby, pursuant to Rule 429 of the Securities Act of 1933, the Prospectus included herein also covers $25,000,000 of Partnership Debt Securities from a previous registration statement (No. 33-2522), as to which a registration fee of $8,602.69 was paid.

                       __________________________________


PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS INCLUDED HEREIN ALSO RELATES TO (i) $177,212,500 PRINCIPAL AMOUNT OF COMPANY DEBT SECURITIES, PREFERRED STOCK, COMMON STOCK, AND SECURITIES WARRANTS REGISTERED UNDER REGISTRATION STATEMENTS 333-1822 AND 33-95694, WHICH WERE DECLARED EFFECTIVE ON OCTOBER 11, 1996 AND NOVEMBER 7, 1995, RESPECTIVELY, AND (ii) $25,000,000 PRINCIPAL AMOUNT OF PARTNERSHIP DEBT SECURITIES AND $25,000,000 PRINCIPAL AMOUNT OF PREFERRED STOCK, COMMON STOCK, AND SECURITIES WARRANTS REGISTERED UNDER REGISTRATION STATEMENT 33-2522, WHICH WAS DECLARED EFFECTIVE ON APRIL 24, 1996. IN THE EVENT ANY OF SUCH PREVIOUSLY REGISTERED PARTNERSHIP DEBT SECURITIES, COMPANY DEBT SECURITIES, PREFERRED STOCK, COMMON STOCK, AND SECURITIES WARRANTS ARE OFFERED PRIOR TO THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT, THEY WILL NOT BE INCLUDED IN ANY PROSPECTUS HEREUNDER. THE AMOUNT OF PARTNERSHIP DEBT SECURITIES, COMPANY DEBT SECURITIES, PREFERRED STOCK, COMMON STOCK, AND SECURITIES WARRANTS BEING REGISTERED, TOGETHER WITH THE PARTNERSHIP DEBT SECURITIES, COMPANY DEBT SECURITIES, PREFERRED STOCK, COMMON STOCK, AND SECURITIES WARRANTS REGISTERED UNDER REGISTRATION STATEMENTS 333-1822, 333-2522, AND 33-95694 REPRESENTS THE MAXIMUM AMOUNT OF PARTNERSHIP DEBT SECURITIES, COMPANY DEBT SECURITIES, PREFERRED STOCK, COMMON STOCK, AND SECURITIES WARRANTS WHICH ARE EXPECTED TO BE OFFERED FOR SALE.

                       __________________________________

         THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                EXPLANATORY NOTE

         This Registration Statement relates to securities which may be offered from time to time by Sun Communities, Inc. (the "Company") and Sun Communities Operating Limited Partnership, a majority-owned subsidiary of the Company (the "Operating Partnership"). This Registration Statement contains a form of basic prospectus (the "Basic Prospectus") relating to both the Company and the Operating Partnership which will be used in connection with an offering of securities by the Company or the Operating Partnership. The specific terms of the securities to be offered will be set forth in a Prospectus Supplement relating to such securities.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



                             Subject to Completion
                     Prospectus dated _______________, 1996
PROSPECTUS
                                  $500,000,000
                             SUN COMMUNITIES, INC.

                   COMPANY DEBT SECURITIES, PREFERRED STOCK,
                     COMMON STOCK, AND SECURITIES WARRANTS

                 SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP

                          PARTNERSHIP DEBT SECURITIES

         Sun Communities, Inc. (the "Company") may from time to time offer, with an aggregate public offering price of up to $250,000,000 (or its equivalent in another currency based on the exchange rate at the time of sale), in one or more series: (i) unsecured debt securities ("Company Debt Securities"), (ii) shares of its preferred stock, par value $0.01 per share ("Preferred Stock"), (iii) shares of its common stock, par value $0.01 per share (the "Common Stock"), and (iv) its warrants exercisable for Preferred Stock or Common Stock ("Securities Warrants"), and Sun Communities Operating Limited Partnership (the "Operating Partnership") may from time to time offer in one or more series its unsecured non-convertible investment grade debt securities ("Partnership Debt Securities"; Company Debt Securities and Partnership Debt Securities are sometimes hereinafter collectively referred to as the "Debt Securities") with an aggregate public offering price of up to $250,000,000 (or its equivalent in another currency based on the exchange rate at the time of sale), in each case in amounts, at prices and on terms to be determined at the time of offering. The Debt Securities, Preferred Stock, Common Stock and Securities Warrants (collectively, the "Securities") may be offered, separately or together, in separate series in amounts, at prices and on terms to be described in one or more supplements to this Prospectus (a "Prospectus Supplement").

         With respect to the Debt Securities, the issuer, specific title, aggregate principal amount, form (which may be registered or bearer, or certificated or global), maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the issuer or repayment at the option of the holder, any sinking fund provisions and any conversion provisions will be set forth in the applicable Prospectus Supplement. The terms of the Preferred Stock, including the specific designation and stated value per share, any dividend, liquidation, redemption, conversion, voting and other rights, and all other specific terms of the Preferred Stock will be set forth in the applicable Prospectus Supplement. In the case of the Common Stock, the specific number of shares and issuance price per share will be set forth in the applicable Prospectus Supplement. In the case of the Securities Warrants, the duration, offering price, exercise price and detachability, if applicable, will be set forth in the applicable Prospectus Supplement. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for United States federal income tax purposes. The applicable Prospectus Supplement will also contain information, where applicable, about all material United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

         The Securities may be offered directly by the Company or the Operating Partnership, through agents designated from time to time by the Company or the Operating Partnership, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.

 SEE "RISK FACTORS" ON PAGE 3 FOR CERTAIN FACTORS RELATING TO AN INVESTMENT IN THE SECURITIES.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                      REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

          THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED
                ON OR ENDORSED THE MERITS OF THIS OFFERING.  ANY
                  REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

             The date of this Prospectus is _______________, 1996.

                             AVAILABLE INFORMATION

         The Company and the Operating Partnership are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, the Company and the Operating Partnership file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed can be inspected at the Public Reference Section maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the following regional offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Company's Common Stock is listed on the New York Stock Exchange and such reports, proxy statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         The Company and the Operating Partnership have filed with the Commission a registration statement on Form S-3 (the "Registration Statement"), of which this Prospectus is a part, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus does not contain portions of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company, the Operating Partnership and the Securities, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The documents listed below have been filed by the Company or the Operating Partnership under the Exchange Act with the Commission and are incorporated herein by reference.

       1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995, filed with the Commission on March 18, 1996, as amended by Form 10-K/A, filed with the Commission on April 18, 1996, and as amended by Form 10-K/A, filed with the Commission on May 3, 1996.

       2. The Operating Partnership's Annual Report on Form 10-K for the year ended December 31, 1995, filed with the Commission on March 18, 1996.

       3. The Company's current report on Form 8-K dated March 20, 1996 and filed with the Commission on March 26, 1996.

       4. The Company's current report on Form 8-K dated April 2, 1996 and filed with the Commission on April 4, 1996.

       5. The Company's current report on Form 8-K dated April 24, 1996 and filed with the Commission on April 29, 1996.

       6. The Company's current report on Form 8-K dated May 1, 1996 and filed with the Commission on May 3, 1996.
       7. The Company's current report on Form 8-K dated August 20, 1996 and filed with the Commission on August 22, 1996.

       8. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, filed with the Commission on May 3, 1996.

      9. The Operating Partnership's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, filed with the Commission on May 3, 1996.

     10. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed with the Commission on August 14, 1996.

     11. The Operating Partnership's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed with the Commission on August 14, 1996.

     12. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A dated November 23, 1993, No. 1-12616.

     13. The information contained in the section "Policies With Respect to Certain Activities" contained in the Registration Statement on Form S-11 (File No. 33-80972) filed on June 30, 1994, as amended.

         All documents filed by the Company or the Operating Partnership subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the offering of all Securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a statement in a previously filed document incorporated or deemed to be incorporated by reference herein), in any accompanying Prospectus Supplement relating to a specific offering of Securities or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

         The Company and the Operating Partnership will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon their written or oral request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be addressed to Jeffrey P. Jorissen, the Company's Senior Vice President and Chief Financial Officer at Sun Communities, Inc., 31700 Middlebelt Road, Suite 145, Farmington Hills, Michigan 48334, telephone number (810) 932-3100.

         As used herein, the term "Company" includes Sun Communities, Inc., a Maryland corporation, and one or more of its subsidiaries (including the Operating Partnership, Sun Communities Finance Limited Partnership (the "Financing Partnership"), Sun Home Services, Inc., and Sun Management, Inc.).

                   THE COMPANY AND THE OPERATING PARTNERSHIP

         The Company owns and operates manufactured housing communities concentrated in the midwestern and southeastern United States. The Company is a fully integrated real estate company which, together with its affiliates and predecessors, has been in the business of acquiring, operating, and expanding manufactured housing communities since 1975. As of September 1, 1996, the Company owned and managed a portfolio of 79 manufactured housing community properties (the "Properties") located in twelve states and Canada containing an aggregate of approximately 28,700 developed sites and approximately 2,800 potential expansion sites. Consistent with the Company's strategy of growth through acquisitions, the Company has acquired 48 of the Properties since its initial public offering in December 1993 (the "IPO").

         The Company is the sole general partner of, and, as of September 1, 1996, held approximately 89% of the interests (not including Preferred OP Units) in, the Operating Partnership. Substantially all of the

Company's assets are held by or through the Operating Partnership and the Operating Partnership receives substantially the same economic benefits as the Company. The description of business, property information, policies with respect to certain activities and management information for the Operating Partnership are virtually identical to that of the Company. Such information may be found in the Company's annual report on Form 10-K for the year ended December 31, 1995 and in the Company's definitive prospectus, dated July 21, 1994, contained in its registration statement on Form S-11 (File No. 33-80972). The ownership and management of the Properties is allocated among the Subsidiaries; however, subject to the tax and other risks discussed in the section entitled "Risk Factors": (i) the Company controls the management of all the Properties either directly or through a management contract with Sun Management, Inc., a Michigan corporation ("Sun Management") cancelable upon 30 days written notice; and (ii) stockholders in the Company achieve substantially the same economic benefits as direct ownership, operation, and management of the Properties, except that 5% of the cash flow from operating activities of Sun Home Services, Inc., a Michigan corporation ("Home Services") and Sun Management (estimated to be an aggregate of no greater than approximately $2,000 in 1996) will be distributed to Gary A. Shiffman, Milton M. Shiffman (Gary A. Shiffman and Milton M. Shiffman are sometimes hereinafter collectively referred to as the "Principals"), and Jeffrey P. Jorissen, each an officer of the Company, as the holders of all the common stock of Home Services and Sun Management. There is no assurance that such distributions will not increase in the future. As sole general partner of the Operating Partnership, the Company has the exclusive power to manage and conduct the business of the Operating Partnership, subject to certain limited exceptions.

         The Company is a Maryland corporation and the Operating Partnership is a Michigan limited partnership. The Operating Partnership was formed in 1993 in connection with the IPO. The Company's and the Operating Partnership's executive and principal property management office is located at 31700 Middlebelt Road, Suite 145, Farmington Hills, Michigan 48334, and telephone number is (810) 932-3100. The Company has regional property management offices in Elkhart, Indiana and Tampa, Florida.

                                  RISK FACTORS

         Prospective investors should carefully consider, among other factors, the matters described below.

CONFLICTS OF INTEREST

         Failure to Enforce Terms of Management Contract. Through their ownership of all of the common stock of Sun Management, the Principals and Jeffrey P. Jorissen, an officer of the Company (the Principals and Jeffrey P. Jorissen are sometimes hereinafter collectively referred to as the "Subsidiary Shareholders") have a 5% interest in Sun Management. Sun Management has entered into a management contract with the Financing Partnership with respect to each of the Properties subject to the Mortgage Debt (as defined below), which was not negotiated on an arm's length basis. The Subsidiary Shareholders will have a conflict of interest with respect to their obligations as officers and/or directors of the Company to enforce the terms of the management contract. The failure to enforce the material terms of this agreement could have an adverse effect on the Company. The Operating Partnership, on account of its ownership of the preferred stock of Sun Management, and the Subsidiary Shareholders, on account of their ownership of the common stock of Sun Management, are entitled to 95% and 5%, respectively, of cash flow from operating activities of Sun Management.

         Failure to Enforce Terms of Home Services Agreement. Through their ownership of all of the common stock of Home Services, the Subsidiary Shareholders have a 5% interest in Home Services. Home Services has entered into an agreement with the Operating Partnership for sales, brokerage, and leasing services, which was not negotiated on an arm's length basis. The Subsidiary Shareholders will have a conflict of interest with respect to their obligations as officers and/or directors of the Company to enforce the terms of the services agreement. The failure to enforce the material terms of this agreement could have an adverse effect on the Company. The Operating Partnership, on account of its ownership of the preferred stock of Home Services, and the Subsidiary Shareholders, on account of their ownership of the common stock of Home Services, are entitled to 95% and 5%, respectively, of the cash flow from operating activities of Home Services.

         Tax Consequences Upon Sale of Properties. Prior to the redemption of partnership interests in the Operating Partnership ("OP Units") for Common Stock, the Principals will have tax consequences different from those of the Company and its public stockholders upon the sale of any of the 24 Properties acquired from partnerships previously affiliated with the Principals (the "Sun Partnerships") and, therefore, the Principals and the Company, as partners in the Operating Partnership, may have different objectives regarding the appropriate pricing and timing of any sale of those Properties. Consequently, the Principals may influence the Company not to sell those Properties even though such sale might otherwise be financially advantageous to the Company.

ADVERSE CONSEQUENCES OF DEBT FINANCING

         The Company is subject to the risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, the risk that existing indebtedness will not be able to be refinanced, or that the terms of such refinancing will not be as favorable as the terms of such indebtedness and the risk that necessary capital expenditures for such purposes as renovations and other improvements will not be able to be financed on favorable terms or at all. If a property is mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the property could be transferred to the mortgagee with a consequent loss of income and asset value to the Company.

         As of September 1, 1996, the Financing Partnership had outstanding $30.0 million of indebtedness that is collateralized by mortgage liens on five of the Properties (the "Mortgage Debt"). If the Company fails to meet its obligations under the Mortgage Debt, the lender would be entitled to foreclose on all or some of the Properties securing such debt, which could have a material adverse effect on the Company and its ability to make expected distributions and could threaten the continued viability of the Company.

         The Company has a one-time right to obtain the release of one Property from the lien of the Mortgage Debt. In the event the Company desires to obtain the release of a Property from the lien of such debt, such release may only be obtained by satisfaction of each of the following: (i) prepayment of such debt in an amount equal to 125% of the loan amount allocated to the Property being released; (ii) payment of certain prepayment expenses that may be incurred by the lender in connection with a partial prepayment of such debt; and (iii) satisfaction of a specified debt service coverage ratio with respect to the remaining four Properties not being released. In the event the Company is unable to obtain the release of a Property from any such lien, it would be unable to consummate a sale of such Property which might otherwise be in the best interest of the Company.

CHANGES IN INVESTMENT AND FINANCING POLICIES WITHOUT STOCKHOLDER APPROVAL

         The investment and financing policies of the Company, and its policies with respect to certain other activities, including its growth, debt, capitalization, distributions, REIT status, and operating policies, are determined by the Board of Directors. Although the Board of Directors has no present intention to do so, these policies may be amended or revised from time to time at the discretion of the Board of Directors without notice to or a vote of the stockholders of the Company. Accordingly, stockholders may not have control over changes in policies of the Company and changes in the Company's policies may not fully serve the interests of all stockholders.

DEPENDENCE ON KEY PERSONNEL

         The Company is dependent on the efforts of its executive officers, particularly the Principals. While the Company believes that it could find replacements for these key personnel, the loss of their services could have a temporary adverse effect on the operations of the Company. The Company does not currently maintain or contemplate obtaining any "key-man" life insurance on the Principals.

OWNERSHIP LIMIT AND LIMITS ON CHANGES IN CONTROL

         9.8% Ownership Limit; Inapplicability to Founders. In order to qualify and maintain its qualification as a REIT, not more than 50% of the outstanding shares of the capital stock of the Company may be owned, directly or indirectly, by five or fewer individuals. Thus, ownership of more than 9.8% of the outstanding shares of Common Stock by any single stockholder has been restricted, with certain exceptions, for the purpose of maintaining the Company's qualification as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). Such restrictions in the Company's charter do not apply to the Principals and Robert
B. Bayer, a former director and officer of the Company (Robert B. Bayer and the Principals are sometimes hereinafter collectively referred to as the "Founders"), who may acquire additional shares of Common Stock through the redemption of OP Units, through the Stock Option Plan, from other stockholders or otherwise, but in no event will they be entitled to acquire additional shares such that the five largest beneficial owners of the Company's stock hold more than 50% of the total outstanding stock. Additionally, the Company's charter allows certain transfers of such shares without the transferees being subject to the 9.8% ownership limit, provided such transfers do not result in an increased concentration in the ownership of the Company. The Company's Board of Directors, upon receipt of a ruling from the Internal Revenue Service (the "Service"), an opinion of counsel or other evidence satisfactory to the Board of Directors and upon such other conditions as the Board of Directors may direct, may also exempt a proposed transferee from this restriction. See "Description of Common Stock -- Restrictions on Ownership."

         The 9.8% ownership limit, as well as the ability of the Company to issue additional shares of Common Stock or shares of other stock (which may have rights and preferences over the Common Stock), may discourage a change of control of the Company and may also: (i) deter tender offers for the Common Stock, which offers may be advantageous to stockholders; and (ii) limit the opportunity for stockholders to receive a premium for their Common Stock that might otherwise exist if an investor were attempting to assemble a block of Common Stock in excess of 9.8% of the outstanding shares of the Company or otherwise effect a change of control of the Company.

         Staggered Board. The Board of Directors of the Company has been divided into three classes of directors. The term of one class will expire each year. Directors for each class will be chosen for a three-year term upon the expiration of such class's term, and the directors in the other two classes will continue in office. The staggered terms for directors may affect the stockholders' ability to change control of the Company even if a change in control were in the stockholders' interest.

         Preferred Stock. The Company's charter authorizes the Board of Directors to issue up to 10,000,000 shares of preferred stock and to establish the preferences and rights (including the right to vote and the right to convert into shares of Common Stock) of any shares issued. See "Description of Preferred Stock." The power to issue preferred stock could have the effect of delaying or preventing a change in control of the Company even if a change in control were in the stockholders' interest.

REAL ESTATE INVESTMENT CONSIDERATIONS

         General. Income from real property investments, and the Company's resulting ability to make expected distributions to stockholders, may be adversely affected by the general economic climate, local conditions such as oversupply of manufactured housing sites or a reduction in demand for manufactured housing sites in an area, the attractiveness of the Properties to tenants, zoning or other regulatory restrictions, competition from other available manufactured housing sites and alternative forms of housing (such as apartment buildings and site-built single-family homes), the ability of the Company to provide adequate maintenance and insurance, and increased operating costs (including insurance premiums and real estate taxes). The Company's income would also be adversely affected if tenants were unable to pay rent or sites were unable to be rented on favorable terms. If the Company were unable to promptly relet or renew the leases for a significant number of the sites, or if the rental rates upon such renewal or reletting were significantly lower than expected rates, then the Company's funds from operations and ability to make expected distributions to stockholders could be adversely affected. In addition, certain expenditures associated with each equity investment (such as real estate taxes and maintenance costs) generally are not reduced when circumstances cause a reduction in income from the investment. Furthermore, real estate investments are relatively illiquid and, therefore, will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions.

         Competition. All of the Properties are located in developed areas that include other manufactured housing community properties. The number of competitive manufactured housing community properties in a particular area could have a material effect on the Company's ability to lease sites and on rents charged at the Properties or at any newly acquired properties. The Company may be competing with others that have greater resources than the Company and whose officers and directors have more experience than the Company's officers and directors. In addition, other forms of multi-family residential properties, such as private and federally funded or assisted multi-family housing projects and single-family housing, provide housing alternatives to potential tenants of manufactured housing communities.

         Changes in Laws. Costs resulting from changes in real estate tax laws generally may be passed through to tenants and will not affect the Company. Increases in income, service or other taxes, however, generally are not passed through to tenants under leases and may adversely affect the Company's funds from operations and its ability to make distributions to stockholders. Similarly, changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures, which would adversely affect the Company's funds from operations and its ability to make distributions to stockholders.

         Investments in Mortgages. Although the Company currently has no plans to invest in mortgages other than an approximately $4.0 million mortgage loan it has made to an entity that operates two manufactured housing communities in Alberta, Canada (the "Canadian Mortgage"), the Company may invest in additional mortgages in the future. By virtue of its investment in the Canadian Mortgage and if the Company were to invest in additional mortgages, it is and would be subject to the risks of such investment, which include the risk that borrowers may not be able to make debt service payments or pay principal when due, the risk that the value of mortgaged property may be less than the amounts owed, and the risk that interest rates payable on the mortgages may be lower than the Company's costs of funds. If any of the above occurred, funds from operations and the Company's ability to make expected distributions to stockholders could be adversely affected.

         Development of New Communities. The Company is not restricted from engaging in the development of new communities in the future. The manufactured housing community development business involves significant risks in addition to those involved in the ownership and operation of established manufactured housing communities, including the risks that financing may not be available on favorable terms for development projects, that construction and lease-up may not be completed on schedule resulting in increased debt service expense and construction costs, that long-term financing may not be available upon completion of construction, and that sites may not be leased on profitable terms. If the Company entered the manufactured housing community development business, and if any of the above occurred, the Company's ability to make expected distributions to stockholders could be adversely affected.

         Rent Control Legislation. State and local rent control laws in certain jurisdictions may limit the Company's ability to increase rents and to recover increases in operating expenses and the costs of capital improvements. Enactment of such laws has been considered from time to time in other jurisdictions. Certain of the Properties are located, and the Company may purchase additional properties, in markets that are either subject to rent control or in which rent-limiting legislation exists or may be enacted.

         Environmental Matters. Under various Federal, state and local laws, ordinances and regulations, an owner of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials ("ACMs") into the air and third parties may seek recovery from owners or operators of real properties for personal injury associated with ACMs. In connection with the ownership (direct or indirect), operation, management, and development of real properties, the Company or the Operating Partnership, as the case may be, may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, potentially liable for removal or remediation costs, as well as certain other related costs, including governmental fines and injuries to persons and property. All of the Properties have been subject to a Phase I or similar environmental audit (which involves general inspections without soil sampling or ground water analysis) completed by independent environmental consultants. These environmental audits have not revealed any significant environmental liability that would have a material adverse effect on the Company's business. No assurances can be given that existing environmental studies with respect to any of the Properties reveal all environmental liabilities, that any prior owner of a Property did not create any material environmental condition not known to the Company, or that a material environmental condition does not otherwise exist as to any one or more Properties.

         Uninsured Loss. The Company maintains comprehensive liability, fire, flood (where appropriate), extended coverage, and rental loss insurance with respect to the Properties with policy specifications, limits, and deductibles customarily carried for similar properties. Certain types of losses, however, may be either uninsurable or not economically insurable, such as losses due to earthquakes, riots, or acts of war. Should an uninsured loss occur, the Company could lose both its investment in and anticipated profits and cash flow from a property.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

         Taxation as a Corporation. The Company expects to qualify and has made an election to be taxed as a REIT under the Code, commencing with the calendar year beginning January 1, 1994. Although the Company believes that it is organized and will operate in such a manner, no assurance can be given that the Company is organized or will be able to operate in a manner so as to qualify or remain so qualified. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within the Company's control.

         If the Company were to fail to qualify as a REIT in any taxable year, the Company would be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. Moreover, unless entitled to relief under certain statutory provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net earnings of the Company available for investment or distribution to stockholders because of the additional tax liability to the Company for the years involved. In addition, distributions to stockholders would no longer be required to be made.

         Other Tax Liabilities. Even though the Company qualifies as a REIT, it is subject to certain Federal, state and local taxes on its income and property. In addition, the management operations relating to the Properties subject to the mortgages granted in connection with the Mortgage Debt and the Company's sales operations, which are conducted through Sun Management and Home Services, respectively, generally will be subject to Federal income tax at regular corporate rates.

ADVERSE EFFECT OF DISTRIBUTION REQUIREMENTS

         The Company may be required from time to time, under certain circumstances, to accrue as income for tax purposes interest and rent earned but not yet received. In such event, the Company could have taxable income without sufficient cash to enable the Company to meet the distribution requirements of a REIT. Accordingly, the Company could be required to borrow funds or liquidate investments on adverse terms in order to meet such distribution requirements.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A PARTNERSHIP

         The Company believes that the Operating Partnership and the Financing Partnership have each been organized as partnerships and will qualify for treatment as such under the Code. If the Operating Partnership and the Financing Partnership fail to qualify for such treatment under the Code, the Company would cease to qualify as a REIT, and the Operating Partnership and the Financing Partnership would be subject to Federal income tax (including any alternative minimum tax) on their income at corporate rates.

ADVERSE EFFECT ON PRICE OF SHARES AVAILABLE FOR FUTURE SALE

         Sales of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for shares. The Principals hold 943,456 shares of Common Stock. In addition, up to 3,208,519 shares of Common Stock may be issued in the future to the Principals, the general partners of the Sun Partnerships other than the Principals (the "Former General Partners"), and the sellers of certain properties as a result of the potential redemption of their outstanding

OP Units (both Common and Preferred OP Units). Except in certain limited circumstances or with the prior written consent of Lehman Brothers Inc. and the Company, the Principals and the Former General Partners may not sell more than one-third of such holder's shares prior to December 15, 1995 or two-thirds of such holders' shares prior to December 15, 1996. After December 15, 1996, the Principals and the Former General Partners may sell remaining unsold shares pursuant to registration rights or an available exemption from registration. Also, the former owner of one of the Properties will be issued OP Units with an aggregate value of $10.85 million over the 11-year period beginning in January 1997 and continuing on an annual basis through 2007. In addition, 1,461,513 shares have been reserved for issuance pursuant to the Company's Stock Option Plan and 1993 Non-Employee Director Stock Option Plan (of which 353,997 shares were issued to the Principals upon the exercise of options pursuant to the Company's Stock Option Plan), and the Principals' employment agreements provide for incentive compensation payable in shares of Common Stock. These shares may be sold without the consent of Lehman Brothers Inc. and the Company. No prediction can be made regarding the effect that future sales of shares of Common Stock will have on the market price of shares.

ADVERSE EFFECT OF MARKET INTEREST RATES ON PRICE OF COMMON STOCK

         One of the factors that may influence the price of the Company's shares in the public market will be the annual distributions to stockholders relative to the prevailing market price of the Common Stock. An increase in market interest rates may tend to make the Common Stock less attractive relative to other investments, which could adversely affect the market price of Common Stock.


                                USE OF PROCEEDS

         Unless otherwise specified in the applicable Prospectus Supplement, the Company intends to invest, contribute or otherwise transfer the net proceeds of any sale of Common Stock, Preferred Stock, Company Debt Securities, or Securities Warrants to the Operating Partnership. Unless otherwise specified in the applicable Prospectus Supplement, the Operating Partnership intends to use such net proceeds and the net proceeds from the sale of any Partnership Debt Securities for general business purposes, including the development and acquisition of additional properties and other acquisition transactions, the payment of certain outstanding debt and improvements to certain properties in the Company's portfolio.


                      RATIOS OF EARNINGS TO FIXED CHARGES

         The Company's and the Operating Partnership's ratios of earning to fixed charges for the six-month period ended June 30, 1996 and the years ended December 31, 1991, 1992, 1993, 1994 and 1995 was 2.71:1, 0.95:1, 1.05:1,
1.05:1, 2.79:1, and 3.03:1, respectively. The ratio of earnings to fixed charges for the years ended December 31, 1991 and 1992 relate to the predecessor business of the Company.


                         DESCRIPTION OF DEBT SECURITIES

         The following description sets forth certain general terms and provisions of the Debt Securities to which this Prospectus and any applicable Prospectus Supplement may relate. The particular terms of the Debt Securities being offered and the extent to which such general provisions may apply will be set forth in the applicable Indenture or in one or more indentures supplemental thereto and described in a Prospectus Supplement relating to such Debt Securities. The forms of the Senior Indenture (as defined herein) and the Subordinated Indenture (as defined herein) have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

         The Debt Securities will be direct, unsecured obligations of the Company or the Operating Partnership (the entity issuing the Debt Securities is hereinafter referred to as the "Issuer"), and may be either senior Debt Securities ("Senior Securities") or subordinated Debt Securities ("Subordinated Securities"). The Debt Securities will be issued under one or more indentures (the "Indentures"). Senior Securities and Subordinated Securities will be issued pursuant to separate indentures (respectively, a

"Senior Indenture" and a "Subordinated Indenture"), in each case between the Issuer and a trustee (a "Trustee"). The Indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made under this heading relating to the Debt Securities and the Indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the Indentures and such Debt Securities. All section references appearing herein are to sections of each Indenture unless otherwise indicated and capitalized terms used but not defined below shall have the respective meanings set forth in each Indenture.

         The indebtedness represented by Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Debt (as defined below) of the Issuer as described under "--Subordination."

         Except as set forth in the applicable Indenture or in one or more indentures supplemental thereto and described in a Prospectus Supplement relating thereto, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company, either in its own capacity or in its capacity as sole general partner of the Operating Partnership, or as established in the applicable Indenture or in one or more indentures supplemental to such Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series.

         It is anticipated that each Indenture will provide that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under an Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by each Trustee may be taken by each such Trustee with respect to the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

         The Prospectus Supplement relating to any series of Debt Securities being offered will contain the specific terms thereof, including, without limitation:

         (1) The title of such Debt Securities and whether such Debt Securities are Senior Securities or Subordinated Securities;

         (2) The aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

         (3) The percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

         (4) The date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

         (5) The rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

         (6) The date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the regular record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

         (7) The place or places where the principal (and premium, if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon the Issuer in respect of such Debt Securities and the applicable Indenture may be served;

         (8) The period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may be redeemed, in whole or in part, at the option of the Issuer, if the Issuer is to have such an option;

         (9) The obligation, if any, of the Issuer to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which or the date and dates on which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

         (10) If other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and/or payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

         (11) Whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

         (12) Any additions to, modifications of or deletions from the terms of such Debt Securities with respect to Events of Default or covenants set forth in the applicable Indenture;

         (13) Whether such Debt Securities will be issued in certificate or book-entry form;

         (14) Whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

         (15) The applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the applicable Indenture;

         (16) Whether and under what circumstances the Issuer will pay any additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Issuer will have the option to redeem such Debt Securities in lieu of mailing such payment; and

         (17) Any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture (Section 301).

         In addition, the Prospectus Supplement relating to any series of Debt Securities that provides for redemption, prepayment, or conversion upon the occurrence of certain events (i.e. a change of control) at the option of the Holder thereof will disclose the following to the extent applicable:

                 (1) the effect that such provisions may have in deterring certain mergers, tender offers or other takeover attempts, as well as any possible adverse effect on the market price of the Issuer's securities or the ability to obtain additional financing in the future;

                 (2) the Issuer's compliance with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 and any other applicable securities laws in connection with such provisions and any related offers by the Issuer;

                 (3) whether the occurrence of the specified events may give rise to cross-defaults on other indebtedness such that payment on the Debt Securities may be effectively subordinated;

                 (4) any limitations on the Issuer's financial or legal ability to repurchase the Debt Securities upon the triggering of an event risk provision requiring such a repurchase or offer to repurchase;

                 (5) the impact, if any, under the governing instrument of the failure to repurchase, including whether such failure to make any required repurchases in the event of a change of control will create an Event of Default with respect to the Debt Securities or will become an Event of Default only after the continuation of such failure for a specified period of time after written notice is given to the Issuer by the Trustee or to the Issuer and the Trustee by the holders of a specified percentage in aggregate principal amount of the Debt Securities outstanding;

                 (6) to the extent true, that there can be no assurance that sufficient funds will be available at the time of the triggering of an event risk provision to make any required repurchases;

                 (7) if the Debt Securities are to be subordinated to other obligations of the Issuer or its subsidiaries that would be accelerated upon the triggering of a change in control, fundamental change or poison put feature, the material effect thereof of a triggering of the change in control, fundamental change or poison put feature with respect to the Debt Securities;

                 (8) if there is any anti-takeover device relating to the Issuer's equity securities, any material effects thereof on the Issuer's debt securities, including the Debt Securities;

                 (9) to the extent that there is a definition of "Change in Control" that includes the concept of "all or substantially all," how such term will be quantified or, in the alternative, the established meaning of the phrase under the applicable governing law of the Indenture will be provided. If an established meaning for the phrase is not available, then disclosure as to the effects of such an uncertainty on the ability of a holder of the Debt Securities to determine when a "Change of Control" has occurred will be provided; and

                 (10) if applicable, the ramifications and limitations of the "Change of Control" definition will be described in a manner that clearly states whether the "Change of Control" provisions will be triggered if a change in control of the Board of Directors occurs as a result of a proxy contest involving the solicitation of revocable proxies.

         The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Material federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

         Except as set forth in the applicable Indenture or in one or more indentures supplemental thereto, the applicable Indenture will not contain any provisions that would limit the ability of the Issuer to incur indebtedness or that would afford Holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Issuer. However, restrictions on ownership and transfers of the Company's Common Stock and Preferred Stock, designed to preserve the Company's status as a REIT, may act to prevent or hinder a change of control. See "Description of Preferred Stock -- Restrictions on Ownership" and "Description of Common Stock -- Restrictions on Ownership." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Issuer that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATION, INTEREST, REGISTRATION AND TRANSFER

         Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof (Section 302).

         Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Issuer, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002).

         Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable regular record date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Debt Security not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture (Section 307).

         Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer or exchange thereof at the corporate trust office of the applicable Trustee. Every Debt Security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Issuer with respect to any series of Debt Securities, the Issuer may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Issuer will be required to maintain a transfer agent in each place of payment for such series. The Issuer may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002).

         Neither the Issuer nor any Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section
305).

MERGER, CONSOLIDATION OR SALE

         The Issuer will be permitted to consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that (a) either the Issuer shall be the continuing entity, or the successor entity (if other than the Issuer) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Issuer or any Subsidiary as a result thereof as having been incurred by the Issuer or such Subsidiary at the time of such transaction, no Event of Default under the Indentures, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate of the Company, either in its own capacity or in its capacity as sole general partner of the Operating Partnership, and legal opinion covering such conditions shall be delivered to each Trustee (Sections 801 and 803).

CERTAIN COVENANTS

         Existence. Except as described above under "Merger, Consolidation or Sale", the Issuer will be required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (declaration and statutory) and franchises; provided, however, that the Issuer shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities (Section 1006).

         Maintenance of Properties. The Issuer will be required to cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Issuer may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the issuer and its Subsidiaries are not prevented from selling or disposing of for value its or their properties in the ordinary course of business (Section 1007).

         Insurance. The Issuer will be required to, and will be required to cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and, if described in the applicable Prospectus Supplement, having a specified rating from a recognized insurance rating service (Section 1008).

         Payment of Taxes and Other Claims. The Issuer will be required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Issuer or any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Issuer or any Subsidiary; provided, however, that the Issuer shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1009).

ADDITIONAL COVENANTS AND/OR MODIFICATIONS TO THE COVENANTS DESCRIBED ABOVE

         Any additional covenants of the Issuer and/or modifications to the covenants described above with respect to any Debt Securities or series thereof, including any covenants relating to limitations on incurrence of indebtedness or other financial covenants, will be set forth in the applicable Indenture or an indenture supplemental thereto and described in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

         Each Indenture will provide that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (i) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (ii) default in the payment of principal of (or premium, if any, on) any Debt Security of such series at its maturity; (iii) default in making any sinking fund payment as required for any Debt Security of such series; (iv) default in the performance or breach of any other covenant or warranty of the Issuer contained in the applicable Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the applicable Indenture; (v) default in the payment of an aggregate principal amount exceeding $10,000,000 of any indebtedness of the Issuer or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Issuer or any

Significant Subsidiary or either of its property; and (vii) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501).

         If an Event of Default under any Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the Holders of not less than 25% of the principal amount of the Outstanding Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Issuer (and to the applicable Trustee if given by the Holders); provided, however, that in the case of an Event of Default described under clause (vi) of the preceding paragraph, acceleration is automatic. However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under any Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) the Issuer shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee and (b) all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in such Indenture (Section 502). Each Indenture also will provide that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

         Each Trustee will be required to give notice to the Holders of Debt Securities within 90 days of a default under the applicable Indenture unless such default shall have been cured or waived; provided, however, that such Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of such Trustee consider such withholding to be in the interest of such Holders (Section 601).

         Each Indenture will provide that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the case of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section 507). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof (Section 508).

         Subject to provisions in each Indenture relating to its duties in case of default, no Trustee will be under any obligation to exercise any of its rights or powers under an Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under such Indenture, unless such Holders shall have offered to the Trustee thereunder reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under an Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, a Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may subject such Trustee to personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512).

         Within 120 days after the close of each fiscal year, the Issuer will be required to deliver to each Trustee a certificate, signed by one of several specified officers of the Company, either in its own capacity or in its capacity as sole general partner of the Operating Partnership, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof (Section 1013).

MODIFICATION OF THE INDENTURES

         Modifications and amendments of an Indenture will be permitted to be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities issued under such Indenture which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (a) change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security; (c) change the place of payment, or the coin or currency, for payment of principal or premium, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902).

         The Holders of not less than a majority in principal amount of Outstanding Debt Securities of each series affected thereby will have the right to waive compliance by the Issuer with certain covenants in such Indenture (Section 1013).

         Modifications and amendments of an Indenture will be permitted to be made by the Issuer and the respective Trustee thereunder without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another person to the Issuer as obligor under such Indenture; (ii) to add to the covenants of the Issuer for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Issuer in the Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities;
(iv) to add or change any provisions of an Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of an Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Stock or Preferred Stock; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under an Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in an Indenture, provided that such action shall not adversely effect the interests of Holders of Debt Securities of any series issued under such Indenture in any material respect; or (x) to supplement any of the provisions of an Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely effect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901).

         Each Indenture will provide that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof,
(ii) the principal amount of any Debt Security denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an indexed security that shall be deemed Outstanding shall be the principal face amount of such indexed security pursuant to the applicable Indenture, and (iv) Debt Securities owned by the Issuer or any other obligor upon the Debt Securities or any affiliate of the Issuer or of such other obligor shall be disregarded.

         Each Indenture will contain provisions for convening meetings of the Holders of Debt Securities of a series (Section 1501). A meeting will be permitted to be called at any time by the applicable Trustee, and also, upon request, by the Issuer or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture. Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of an Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in the principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting or at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with an Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum.

         Notwithstanding the foregoing provisions, each Indenture will provide that if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that such Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting, and (ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture.

SUBORDINATION

         Upon any distribution to creditors of the Issuer in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any Subordinated Securities will be subordinated to the extent provided in the applicable Indenture in right of payment to the prior payment in full of all Senior Debt (Sections 1601 and 1602 of the Subordinated Indenture), but the obligation of the Issuer to make payment of the principal and interest on such Subordinated Securities will not otherwise be affected (Section 1608 of the Subordinated Indenture). No payment of principal or interest will be permitted to be made on Subordinated Securities at any time if a default on Senior Debt exists that permits the Holders of such Senior Debt to accelerate its maturity and the default is the subject of judicial proceedings or the Issuer receives notice of the default (Section 1602 of the Subordinated Indenture). After all Senior Debt is paid in full and until the Subordinated Securities are paid in full, Holders will be subrogated to the right of Holders of Senior Debt to the extent that distributions otherwise payable to Holders have been applied to the payment of Senior Debt (Section 1607 of the Subordinated Indenture). By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Issuer may recover more, ratably, than Holders of Subordinated Securities.

         Senior Debt will be defined in the Subordinated Indenture as the principal of and interest on, or substantially similar payments to be made by the Issuer in respect of, the following; whether outstanding at the date of execution of the applicable Indenture or thereafter incurred, created or assumed: (i) indebtedness of the Issuer for money borrowed or represented by purchase money obligations, (ii) indebtedness of the Issuer evidenced by notes, debentures, or bonds or other securities issued under the provisions of an indenture, fiscal agency agreement or other agreement, (iii) obligations of the Issuer as lessee under leases of property either made as part of any sale and leaseback transaction to which the Issuer is a party or otherwise, (iv) indebtedness, obligations and liabilities of others in respect of which the Issuer is liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which the Issuer has agreed to purchase or otherwise acquire, and (v) any binding commitment of the Issuer to fund any real estate investment or to fund any investment in any entity making such real estate investment, in each case other than (1) any such indebtedness, obligation or liability referred to in clauses (i) through (v) above as to which, in the instrument creating or evidencing the same pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the Subordinated Securities or ranks pari passu with the Subordinated Securities, (2) any such indebtedness, obligation or liability which is subordinated to indebtedness of the Issuer to substantially the same extent as or to a greater extent than the Subordinated Securities are subordinated, and (3) the Subordinated Securities.

         If this Prospectus is being delivered in connection with a series of Subordinated Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will contain the approximate amount of Senior Debt outstanding as of the end of the Issuer's most recent fiscal quarter.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

         The Issuer may be permitted under the applicable Indenture to discharge certain obligations to Holders of any series of Debt Securities issued thereunder that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

         Each Indenture will provide that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series pursuant to Section 301 of such Indenture, the Issuer may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities, and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 1402) or (b) to be released from its obligations with respect to such Debt Securities under certain specified sections of Article Ten of such Indenture as specified in the applicable Prospectus Supplement and any omission to comply with such obligations shall not constitute an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section 1403), in either case upon the irrevocable deposit by the Issuer with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

         Such a trust will only be permitted to be established if, among other things, the Issuer has delivered to the applicable Trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the Indenture (Section 1404).

         "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America or such government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the Holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the Holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101 of each Indenture).

         Unless otherwise provided in the applicable Prospectus Supplement, if after the Issuer has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or (b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community,
(ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or
(iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

         In the event the Issuer effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (iv) under "Events of Default, Notice and Waiver" with respect to certain specified sections of Article Ten of each Indenture (which sections would no longer be applicable to such Debt Securities as a result of such covenant defeasance) or described in clause (vii) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Default. However, the Issuer would remain liable to make payment of such amounts due at the time of acceleration.

         The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

REDEMPTION OF SECURITIES

         The Indenture provides that the Debt Securities may be redeemed at any time at the option of the Issuer, in whole or in part, at the Redemption Price, except as may otherwise be provided in connection with any Debt Securities or series thereof.

         From and after notice has been given as provided in the Indenture, if funds for the redemption of any Debt Securities called for redemption shall have been made available on such redemption date, such Debt Securities will cease to bear interest on the date fixed for such redemption specified in such notice, and the only right of the Holders of the Debt Securities will be to receive payment of the Redemption Price.

         Notice of any optional redemption of any Debt Securities will be given to Holders at their addresses, as shown in the Security Register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Debt Securities held by such Holder to be redeemed.

         If the Issuer elects to redeem Debt Securities, it will notify the Trustee at least 45 days prior to the redemption date (or such shorter period as satisfactory to the Trustee) of the aggregate principal amount of Debt Securities to be redeemed and the redemption date. If less than all the Debt Securities are to be redeemed, the Trustee shall select the Debt Securities to be redeemed pro rata, by lot or in such manner as it shall deem fair and appropriate.

GLOBAL SECURITIES

         The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depository identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depository arrangement with respect to a series of Debt Securities, including the terms under which the depository may take any action permitted to be taken by an owner or holder of the Debt Securities, will be described in the applicable Prospectus Supplement relating to such series.


                          DESCRIPTION OF COMMON STOCK

         The Company has the authority to issue 100,000,000 shares of capital stock, of which 90,000,000 are Common Stock, par value $0.01 per share, and 10,000,000 are Preferred Stock, par value $0.01 per share. As of September 1, 1996, the Company had outstanding 15,127,092 shares of Common Stock and no shares of Preferred Stock.

         The following description of the Common Stock sets forth certain general terms and provisions of the Common Stock to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Stock will be issuable upon conversion of Preferred Stock of the Company or upon the exercise of the Securities Warrants issued by the Company. The statements below describing the Common Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Amended Articles of Incorporation (the "Articles") and Bylaws.

GENERAL

         Holders of the Company's Common Stock will be entitled to receive dividends when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor. Payment and declaration of dividends on the Common Stock and purchases of shares thereof by the Company will be subject to certain restrictions if the Company fails to pay dividends on the Preferred Stock. See "Description of Preferred Stock." Upon any liquidation, dissolution or winding up of the Company, holders of Common Stock will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of the debts and other liabilities of the Company and the preferential amounts owing with respect to any outstanding Preferred Stock or senior debt securities. The Common Stock will possess ordinary voting rights for the election of directors and in respect of other corporate matters, each share entitling the holder thereof to one vote. Holders of Common Stock will not have cumulative voting rights in the election of directors. Upon receipt by the Company of lawful payment therefor, the Common Stock will, when issued, be fully paid and nonassessable, and will not be subject to redemption except (as described in the Articles) as necessary to preserve the Company's status as a REIT. A stockholder of the Company has no preemptive rights to subscribe for additional shares of Common Stock or other securities of the Company except as may be granted by the Board of Directors.

RESTRICTIONS ON OWNERSHIP

         For the Company to qualify as a REIT under the Code, the Common Stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the issued and outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified private pension plans) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year.

         Because the Board of Directors believes it is essential for the Company to continue to qualify as a REIT, the charter, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (the "Ownership Limit") of the value of the issued and outstanding shares of the Company's stock. The Board of Directors may exempt a person from the Ownership Limit if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that the proposed transfer of stock to the intended transferee will not then or in the future jeopardize the Company's status as a REIT. As a condition of such exemption, the intended transferee must give written notice to the Company of the proposed transfer and must furnish such opinions of counsel, affidavits, undertakings, agreements, and information as may be required by the Board of Directors no later than the fifteenth day prior to any transfer which, if consummated, would result in the intended transferee owning shares in excess of the Ownership Limit. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify or to continue to qualify as a REIT. Any transfer of shares of Common Stock that would: (i) create a direct or indirect ownership of shares of stock in excess of the Ownership Limit; (ii) result in the shares of stock being owned by fewer than 100 persons; or (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the shares.

         The Company's charter excludes the Principals and any brother, sister, spouse, ancestor, or lineal descendant of a Principal from the Ownership Limit. These persons may acquire additional shares of stock through the redemption of OP Units, through the Stock Option Plan, from other stockholders or otherwise, but in no event will they be entitled to acquire additional shares such that the five largest beneficial owners of the Company's stock hold more than 50% of the total outstanding stock.

         Shares purported to be transferred in excess of the Ownership Limit that are not otherwise permitted as provided above will constitute excess shares ("Excess Shares"), which will be transferred by operation of law to the Company as trustee for the exclusive benefit of the person or persons to whom the Excess Shares are ultimately transferred, until such time as the intended transferee retransfers the Excess Shares. While these Excess Shares are held in trust, they will not be entitled to vote or to share in any dividends or other distributions. Subject to the Ownership Limit, the Excess Shares may be retransferred by the intended transferee to any person who may hold such Excess Shares at a price not to exceed the price paid by the intended transferee, at which point the Excess Shares will automatically be exchanged for the stock to which the Excess Shares are attributable. In addition, such Excess Shares held in trust are subject to purchase by the Company. The purchase price of any Excess Shares shall be equal to the lesser of the price paid for the stock by the intended transferee and the fair market value of such shares of stock reflected in the closing sales price for the shares of stock, if then listed on a national securities exchange, or such price for the shares of stock on the principal exchange if then listed on more than one national securities exchange, or, if the shares of stock are not then listed on a national securities exchange, the latest bid quotation for the shares of stock if then traded over-the-counter, or, if such quotation is not available, the fair market value as determined by the Board of Directors in good faith, on the last trading day immediately preceding the day on which notice of such proposed purchase is sent by the Company. From and after the intended transfer to the intended transferee of the Excess Shares, the intended transferee shall cease to be entitled to distributions, voting rights, and other benefits with respect to such shares of the stock except the right to payment of the purchase price for the shares of stock or the transfer of shares as provided above. Any dividend or distribution paid to a proposed transferee on Excess Shares prior to the discovery by the Company that such shares of stock have been transferred in violation of the provisions of the Company's charter shall be repaid to the Company upon demand. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule, or regulation, then the intended transferee of any Excess Shares may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring such Excess Shares and to hold such Excess Shares on behalf of the Company.

         All certificates representing shares of stock will bear a legend referring to the restrictions described above.

     All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% of the value of the outstanding shares of stock of the Company must give a written notice to the Company containing the information specified in the Company's charter by January 31 of each year. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares of Common Stock as the Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

         These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority of, shares of Common Stock might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

         The registrar and transfer agent for the Common Stock is State Street Bank and Trust Company.

                         DESCRIPTION OF PREFERRED STOCK

         The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in such Prospectus Supplement. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Articles (including the Articles Supplementary relating to each series of the Preferred Stock) which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of the Preferred Stock.

GENERAL

         The Company is authorized to issue 10,000,000 shares of preferred stock, par value $0.01 per share, of which no shares of Preferred Stock were outstanding as of September 1, 1996.

         Under the Company's Articles, the Board of Directors (without further stockholder action) may from time to time establish and issue one or more series of Preferred Stock with such designations, powers, preferences or rights of the shares of such series and the qualifications, limitations or restrictions thereon.

         The Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in a Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including: (i) the designation and stated value per share of such Preferred Stock and the number of shares offered; (ii) the amount of liquidation preference per share; (iii) the initial public offering price at which such Preferred Stock will be issued;
(iv) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to accumulate, if any; (v) any redemption or sinking fund provisions; (vi) any conversion rights; and (vii) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions. The Preferred Stock will, when issued for lawful consideration, be fully paid and nonassessable and will have no preemptive rights.

RANK

         Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock and to all equity securities ranking junior to such Preferred Stock; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock. As used in the Articles for these purposes, the term "equity securities" does not include convertible debt securities. The rights of the holders of each series of the Preferred Stock will be subordinate to those of the Company's general creditors.

DIVIDENDS

         Holders of shares of Preferred Stock of each series shall be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Such rate may be fixed or variable or both. Each such dividend shall be payable to holders of record as they appear on the stock transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company, as specified in the Prospectus Supplement relating to such series of Preferred Stock.

         Dividends on any series of Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement.
Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the holders of such series of Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date. Dividends on shares of each series of Preferred Stock for which dividends are cumulative will accrue from the date on which the Company initially issues shares of such series.

         So long as the shares of any series of Preferred Stock shall be outstanding, the Company may not declare or pay any dividends, make a distribution, or purchase, acquire, redeem, pay monies to the holders of in respect of, or set aside or make funds available for a sinking or other analogous fund for the purchase or redemption of, any shares of Common Stock of the Company or any other stock of the Company ranking as to dividends or distributions of assets junior to such series of Preferred Stock (the Common Stock and any such other stock being herein referred to as "Junior Stock"), whether in cash or property or in obligations or stock of the Company, other than Junior Stock which is neither convertible into, nor exchangeable or exercisable for, any securities of the Company other than Junior Stock, unless
(i) full dividends (including if such Preferred Stock is cumulative, dividends for prior dividend periods) shall have been paid or declared and set apart for payment on all outstanding shares of the Preferred Stock of such series and all other classes and series of Preferred Stock of the Company (other than Junior Stock, as defined below); and (ii) all sinking or other analogous fund payments and amounts for the repurchase or other mandatory retirement of any shares of Preferred Stock of such series or any shares of any other Preferred Stock of the Company of any class or series (other than Junior Stock) have been paid or duly provided for.

         Any dividend payment made on shares of a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

REDEMPTION

         A series of Preferred Stock may be redeemable, in whole or from time to time in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series. Shares of the Preferred Stock redeemed by the Company will be restored to the status of authorized but unissued shares of Preferred Stock.

         The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of capital stock of the Company, the terms of such Preferred Stock may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into shares of the applicable capital stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

         So long as any dividends on shares of any series of the Preferred Stock or any other series of preferred stock of the Company ranking on a parity as to dividends and distribution of assets with such series of the Preferred Stock are in arrears, no shares of any such series of the Preferred Stock or such other series of Preferred Stock of the Company will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and the Company will not purchase or otherwise acquire any such shares; provided, however, that the foregoing will not prevent the purchase or acquisition of such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

         In the event that fewer than all of the outstanding shares of a series of the Preferred Stock are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata (subject to rounding to avoid fractional shares) as may be determined by the Company or by any other method as may be determined by the Company in its sole discretion to be equitable. From and after the redemption date (unless default shall be made by the Company in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends shall cease to accumulate on the shares of the Preferred Stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) shall cease.

LIQUIDATION PREFERENCE

         Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

         If liquidating distributions shall have been made in full to all holders of shares of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of Junior Stock, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

         Except as indicated below or in a Prospectus Supplement relating to a particular series of the Preferred Stock, or except as required by applicable law, holders of the Preferred Stock will not be entitled to vote for any purpose.

         So long as any shares of the Preferred Stock of a series remain outstanding, the consent or the affirmative vote of the holders of at least 66-2/3% of the votes entitled to be cast with respect to the then outstanding shares of such series of the Preferred Stock together with any Other Preferred Stock (as defined below), voting as one class, either expressed in writing or at a meeting called for that purpose, will be necessary (i) to permit, effect or validate the authorization, or any increase in the authorized amount, of any class or series of shares of the Company ranking prior to the Preferred Stock of such series as to dividends, voting or upon distribution of assets; and (ii) to repeal, amend or otherwise change any of the provisions applicable to the Preferred Stock of such series in any manner which adversely affects the powers, preferences, voting power or other rights or privileges of such series of the Preferred Stock. In case any series of the Preferred Stock would be so affected by any such action referred to in clause (ii) above in a different manner than one or more series of the Other Preferred Stock which will be similarly affected, the holders of such series of Preferred Stock will be entitled to vote as a class, and the Company will not take such action without the consent or affirmative vote, as above provided, of at least 66-2/3% of the total number of votes entitled to be cast with respect to each such series of the Preferred Stock and the Other Preferred Stock then outstanding, in lieu of the consent or affirmative vote hereinabove otherwise required.

         With respect to any matter as to which the Preferred Stock of any series is entitled to vote, holders of the Preferred Stock of such series and any other series of Preferred Stock of the Company ranking on a parity with such series of the Preferred Stock as to dividends and distributions of assets and which by its terms provides for similar voting rights (the "Other Preferred Stock") will be entitled to cast the number of votes set forth in the Prospectus Supplement with respect to that series of Preferred Stock. As a result of the provisions described in the preceding paragraph requiring the holders of shares of a series of the Preferred Stock to vote together as a class with the holders of shares of one or more series of Other Preferred Stock, it is possible that the holders of such shares of Other Preferred Stock could approve action that would adversely affect such series of Preferred Stock, including the creation of a class of capital stock ranking prior to such series of Preferred Stock as to dividends, voting or distribution of assets.

CONVERSION RIGHTS

         The terms and conditions, if any, upon which shares of any series of Preferred Stock are convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the Preferred Stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion.

RESTRICTIONS ON OWNERSHIP

         See "Description of Common Stock -- Restrictions on Ownership" for a discussion of the restrictions on capital stock (Common Stock and Preferred Stock) ownership necessary for the Company to qualify as a REIT under the Code.

TRANSFER AGENT AND REGISTRAR

         The Transfer Agent and Registrar for the Preferred Stock will be set forth in the applicable Prospectus Supplement.


                       DESCRIPTION OF SECURITIES WARRANTS

         The Company may issue Securities Warrants for the purchase of Preferred Stock or Common Stock. Securities Warrants may be issued independently or together with any other Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. Each series of Securities Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Securities Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Securities Warrants. The following summaries of certain provisions of the Securities Warrant Agreement and the Securities Warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Securities Warrant Agreement and the Securities Warrant certificates relating to each series of Securities Warrants which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Securities Warrants.

         The applicable Prospectus Supplement will describe the terms of such Securities Warrants, including the following where applicable: (i) the offering price; (ii) the aggregate number of shares purchasable upon exercise of such Securities Warrants, the exercise price, and in the case of Securities Warrants for Preferred Stock, the designation, aggregate number and terms of the series of Preferred Stock purchasable upon exercise of such Securities Warrants; (iii) the designation and terms of any series of Preferred Stock with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with such Preferred Stock; (iv) the date, if any, on and after which such Securities Warrants and the related series of Preferred Stock or Common Stock will be transferable separately; (v) the date on which the right to exercise such Securities Warrants shall commence and the date on which such right shall expire (the "Expiration Date"); (vi) any special United States federal income tax consequences; and (vii) any other material terms of such Securities Warrants.

         Securities Warrant certificates may be exchanged for new Securities Warrant certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Securities Warrant agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Securities Warrants, holders of such Securities Warrants will not have any rights of holders of such Preferred Stock or Common Stock, including the right to receive payments of dividends, if any, on such Preferred Stock or Common Stock, or to exercise any applicable right to vote.

EXERCISE OF SECURITIES WARRANTS

         Each Securities Warrant will entitle the holder thereof to purchase such number of shares of Preferred Stock or Common Stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void.

         Securities Warrants may be exercised by delivering to the Securities Warrant Agent payment as provided in the applicable Prospectus Supplement of the amount required to purchase the Preferred Stock or Common Stock, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the Securities Warrant certificate. Securities Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five (5) business days, of the Securities Warrant certificate evidencing such Securities Warrants. Upon receipt of such payment and the Securities Warrant certificate properly completed and duly executed at the corporate trust office of the Securities Warrant agent or any other office indicated in the applicable Prospectus

Supplement, the Company will, as soon as practicable, issue and deliver the Preferred Stock or Common Stock, as the case may be, purchasable upon such exercise. If fewer than all of the Securities Warrants represented by such Securities Warrant certificate are exercised, a new Securities Warrant certificate will be issued for the remaining amount of Securities Warrants.

AMENDMENTS AND SUPPLEMENTS TO WARRANT AGREEMENT

         The Warrant Agreements may be amended or supplemented without the consent of the holders of the Securities Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Securities Warrants and that do not adversely affect the interests of the holders of the Securities Warrants.

COMMON STOCK WARRANT ADJUSTMENTS

         Unless otherwise indicated in the applicable Prospectus Supplement, the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant are subject to adjustment in certain events, including (i) payment of a dividend on the Common Stock payable in capital stock and stock splits, combinations or reclassification of the Common Stock; (ii) issuance to all holders of Common Stock of rights or warrants to subscribe for or purchase shares of Common Stock at less than their current market price (as defined in the Warrant Agreement for such series of Securities Warrants); and (iii) certain distributions of evidences of indebtedness or assets (including securities but excluding cash dividends or distributions paid out of consolidated earnings or retained earnings or dividends payable other than in Common Stock) or of subscription rights and warrants (excluding those referred to above).

         No adjustment in the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from consolidated earnings or retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect. Except as stated above, the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock, or carrying the right or option to purchase or otherwise acquire the foregoing, in exchange for cash, other property or services.

         In the event of any (i) consolidation or merger of the Company with or into any entity (other than a consolidation or a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock); (ii) sale, transfer, lease or conveyance of all or substantially all of the assets of the Company; or (iii) reclassification, capital reorganization or change of the Common Stock (other than solely a change in par value or from par value to no par value), then any holder of a Common Stock Warrant will be entitled, on or after the occurrence of any such event, to receive on exercise of such Common Stock Warrant the kind and amount of shares of stock or other securities, cash or other property (or any combination thereof) that the holder would have received had such holder exercised such holder's Common Stock Warrant immediately prior to the occurrence of such event. If the consideration to be received upon exercise of the Common Stock Warrant following any such event consists of common stock of the surviving entity, then from and after the occurrence of such event, the exercise price of such Common Stock Warrant will be subject to the same anti-dilution and other adjustments described in the second preceding paragraph, applied as if such common stock were Common Stock.

                       FEDERAL INCOME TAX CONSIDERATIONS

         The following summary of certain federal income tax considerations to the Company is based on current law, is for general information only, and is not tax advice. The tax treatment of a holder of any of the Securities will vary depending upon the terms of the specific securities acquired by such holder, as well as his particular situation, and this discussion does not attempt to address any aspects of federal income taxation relating to holders of Securities.

         EACH INVESTOR IS ADVISED TO CONSULT HIS OWN TAX ADVISOR, REGARDING THE TAX CONSEQUENCES TO HIM OF THE ACQUISITION, OWNERSHIP AND SALE OF THE

SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY AS A REIT

         General. The Company has elected to be taxed as a real estate investment trust under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31, 1994. The Company believes that, commencing with its taxable year ended December 31, 1994 it was organized and has been operating in such a manner as to qualify for taxation as a REIT under the Code and the Company intends to continue to operate in such manner, but no assurance can be given that it will operate in a manner so as to qualify or remain qualified.

         These sections of the Code are highly technical and complex. The following sets forth the material aspects of the sections that govern the federal income tax treatment of a REIT. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

         In the opinion of Jaffe, Raitt, Heuer & Weiss, Professional Corporation, commencing with the Company's taxable year which ended December 31, 1994, the Company has been organized in conformity with the requirements for qualification as a REIT, and its method of operation enabled it to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters. In addition, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels, diversity of stock ownership, and the various qualification tests imposed under the Code discussed below, the results of which have not been and will not be reviewed by Jaffe, Raitt, Heuer & Weiss, Professional Corporation. Accordingly, no assurance can be given that the actual results of the Company's operation in any particular taxable year will satisfy such requirements. See "Taxation of the Company -- Failure to Qualify".

         In brief, if certain detailed conditions imposed by the REIT provisions of the Code are met, entities, such as the Company, that invest primarily in real estate and that otherwise would be treated for Federal income tax purposes as corporations, are generally not taxed at the corporate level on that portion of their ordinary income or capital gain that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (at both the corporate and stockholder levels) that generally results from the use of corporate investment vehicles.

         If the Company fails to qualify as a REIT in any year, however, it will be subject to Federal income tax as if it were a domestic corporation, and its stockholders will be taxed in the same manner as stockholders of ordinary corporations. In this event, the Company could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to its stockholders would be reduced.

           The Company has elected REIT status for the taxable year beginning January 1, 1994. The Board of Directors of the Company intends that the Company will operate in a manner that permits it to continue qualification as a REIT in each taxable year thereafter. There can be no assurance, however, that this expectation will be fulfilled, since qualification as a REIT depends on the Company continuing to satisfy numerous asset, income and distribution tests described below, which in turn will be dependent in part on the Company's operating results.

TAXATION OF THE COMPANY

         General. In any year in which the Company qualifies as a REIT, in general it will not be subject to Federal income tax on that portion of its ordinary income or capital gain which is distributed to stockholders. The Company may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed.

         If the Company should fail either the 75% or the 95% gross income tests (as discussed below), and nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a 100% tax on the greater of the amount by which the Company fails either the 75% or the 95% test, multiplied by a fraction intended to reflect the Company's profitability. The Company will also be subject to a tax of 100% on net income from any "prohibited transaction," as described below. In addition, if the Company should fail to distribute during each calendar year at least the sum of: (i) 85% of its REIT ordinary income for such year; (ii) 95% of its REIT capital gain net income for such year; and (iii) any undistributed taxable income from prior years, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company may also be subject to the corporate "alternative minimum tax," as well as tax in certain situations and on certain transactions not presently contemplated. The Company will use the calendar year both for Federal income tax purposes and for financial reporting purposes.

         In order to qualify as a REIT, the Company must meet, among others, the following requirements:

         Share Ownership Test. The Company's Common Stock must be held by a minimum of 100 persons for at least approximately 92% of the days in each taxable year. In addition, at all times during the second half of each taxable year, no more than 50% in value of the capital stock of the Company may be owned, directly, or indirectly and by applying certain constructive ownership rules, by five or fewer individuals. For this purpose, a pension and other exempt trusts will generally not be treated as a single individual. Rather, based upon a look through approach, the beneficial owners of the trust will be treated as owners of the REIT in proportion to their actuarial interests in the trust.

         In order to ensure compliance with these requirements, the Company has placed certain restrictions on the transfer of the Common Stock to prevent further concentration of stock ownership. Moreover, to evidence compliance with these requirements, the Company must maintain records which disclose the actual ownership of its outstanding Common Stock. In fulfilling its obligations to maintain records, the Company must and will demand written statements each year from the record holders of designated percentages of its Common Stock disclosing the actual owners of such Common Stock. A list of those persons failing or refusing to comply with such demand must be maintained as a part of the Company's records. A stockholder failing or refusing to comply with the Company's written demand must submit with his tax returns a similar statement disclosing the actual ownership of Common Stock and certain other information. In addition, the Company's charter provides restrictions regarding the transfer of its shares that are intended to assist the Company in continuing to satisfy the share ownership requirements. See "Description of Common Stock -- Restrictions on Ownership."

         Asset Tests. At the close of each quarter of the Company's taxable year, the Company must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items and government securities. Second, although the remaining 25% of the Company's assets generally may be invested without restriction, securities in this class may not exceed either:
(i) 5% of the value of the Company's total assets as to any one non-government issuer; or (ii) 10% of the outstanding voting securities of any one issuer. Where the Company invests in a partnership, it will be deemed to own a proportionate share of the partnership's assets. See "Federal Income Tax Considerations -- Tax Aspects of the Company's Investment in the Operating Partnership -- General." The Company's investment in the Properties through its interest in the Issuer will constitute a qualified asset for purposes of the 75% asset test.

         Gross Income Tests. There are three separate percentage tests relating to the sources of the Company's gross income which must be satisfied for each taxable year. For purposes of these tests, where the Company invests in a partnership, the Company will be treated as receiving its share of the proportionate income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of the Company as it has in the hands of the partnership. See "Federal Income Tax Considerations -- Tax Aspects of the Company's Investment in the Operating Partnership -- General" below.

         1. The 75% Test. At least 75% of the Company's gross income for the taxable year must be "qualifying income." Qualifying income generally includes:
(i) rents from real property (except as modified below); (ii) interest on obligations collateralized by mortgages on, or interests in, real property;
(iii) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of the Company's trade or business ("dealer property"); (iv) dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares; (v) abatements and refunds of real property taxes; (vi) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage collateralized by such property ("foreclosure property"); and (vii) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property.

         Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% test (or the 95% gross income test described below) if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). In addition, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property (or as interest income) for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person. Finally, for rents received to qualify as rents from real property, the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent that the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only, and are not otherwise considered "rendered to the occupant."

         The Company, through the Operating Partnership (which is not an independent contractor), provides certain services with respect to the Properties and any newly acquired manufactured housing community properties. The Company believes that the services provided by the Operating Partnership are usually or customarily rendered in connection with the rental of space for occupancy only, and therefore that the provision of such services will not cause the rents received with respect to the Properties to fail to qualify as rents from real property for purposes of the 75% and 95% gross income tests. The Company does not anticipate charging rent that is based in whole or in part on the income or profits of any person. The Company does not anticipate deriving rent attributable to personal property leased in connection with real property that exceeds 15% of the total rent. Finally, the Company does not anticipate receiving rent from Related Party Tenants.

         2. The 95% Test. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of the Company's gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest, or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends and interest on any obligations not collateralized by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test.

         For purposes of determining whether the Company complies with the 75% and 95% income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property, excluding certain dealer property held by the Company for at least four years and foreclosure property. See "Federal Income Tax Considerations -- Taxation of the Company -- General" and "-- Tax Aspects of the Company's Investment in the Operating Partnership -- Sale of the Properties."

         The Company's investment in the Properties through the Operating Partnership will in major part give rise to rental income qualifying under the 75% and 95% gross income tests. Gains on sales of the Properties, or of the Company's interest in the Operating Partnership, will generally qualify under the 75% and 95% gross income tests. The Company anticipates that income on its other investments will not result in the Company failing the 75% or 95% gross income test for any year.

         Even if the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if: (i) the Company's failure to comply was due to reasonable cause and not to willful neglect; (ii) the Company reports the nature and amount of each item of its income included in the tests on a schedule attached to its tax return; and (iii) any incorrect information on this schedule is not due to fraud with intent to evade tax. If these relief provisions apply, the Company will, however, still be subject to a special tax upon the greater of the amount by which it fails either the 75% or 95% gross income test for that year. No similar mitigation provision provides relief if the Company fails the 30% income test, and in such case, the Company will cease to qualify as a REIT.

         3. The 30% Test. The Company must derive less than 30% of its gross income for each taxable year from the sale or other disposition of: (i) real property held for less than four years (other than foreclosure property and involuntary conversion); (ii) stock or securities held for less than one year; and (iii) property in a prohibited transaction. The Company does not anticipate that it will have any substantial difficulty in complying with this test.

         Annual Distribution Requirements. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders each year in an amount at least equal to: (i) the sum of:
(a) 95% of the Company's REIT taxable income (computed without regard to the dividends paid deduction and the REIT's net capital gain); and (b) 95% of the net income (after tax), if any, from foreclosure property; minus (ii) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. Moreover, if the Company should fail to distribute during each calendar year at least the sum of: (i) 85% of its ordinary income for that year; (ii) 95% of its capital gain net income for that year; and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. In addition, during its Recognition Period (defined below), if the Company disposes of any asset subject to the Built-In Gain Rules, the Company will be required, pursuant to guidance issued by the Service, to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of the asset.

         The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the partnership agreement of the Operating Partnership authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements. It is possible that the Company may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, due to timing differences between the actual report of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing the Company's REIT taxable income on the other hand. To avoid any problem with the 95% distribution requirement, the Company will closely monitor the relationship between its REIT taxable income and cash flow, and if necessary, will borrow funds (or cause the Operating Partnership or other affiliates to borrow funds) in order to satisfy the distribution requirement.

         If the Company fails to meet the 95% distribution requirement as a result of an adjustment to the Company's tax return by the Service, the Company may retroactively cure the failure by paying a "deficiency dividend" (plus applicable penalties and interest) within a specified period.

         Failure to Qualify. If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company, nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAX ASPECTS OF THE COMPANY'S INVESTMENT IN THE OPERATING PARTNERSHIP

         General. The Company holds a direct interest in the Operating Partnership, and an indirect interest in certain other Partnerships, including the Financing Partnership (collectively, the "Partnerships"). In general, partnerships are "pass-through" entities which are not subject to Federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction, and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company will include its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. See "Federal Income Tax Considerations -- Taxation of the Company -- General" and "-- Gross Income Tests." Any resultant increase in the Company's REIT taxable income will increase its distribution requirements (see "Federal Income Tax Considerations -- Taxation of the Company -- Annual Distribution Requirements"), but will not be subject to Federal income tax in the hands of the Company provided that such income is distributed by the Company to its stockholders. Moreover, for purposes of the REIT asset tests (see "Federal Income Tax Considerations -- Taxation of the Company -- Asset Tests"), the Company includes its proportionate share of assets held by the Partnerships.

         Entity Classification. The Company's interests in the Partnerships involve special tax considerations, including the possibility of a challenge by the Service of the status of each Partnership as a partnership (as opposed to an association taxable as a corporation) for Federal income tax purposes. If the Operating Partnership or the Financing Partnership were to be treated as an association, it would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of the Company's assets and items of gross income would change, which would preclude the Company from satisfying the asset tests and possibly the income tests (see "Federal Income Tax Considerations -- Taxation of the Company -- Asset Tests" and "-- Gross Income Tests"), and in turn would prevent the Company from qualifying as a REIT. See "Taxation of the Company -- Failure to Qualify" above for a discussion of the effect of the Company's failure to meet such tests for a taxable year. Based on certain representations of the Company, in the opinion of Jaffe, Raitt, Heuer & Weiss, Professional Corporation, each Partnership will be treated for Federal income tax purposes as a partnership (and not as an association taxable as a corporation). Such opinion, however, is not binding on the Service, and no assurance can be given that the Service will not challenge the tax status of any Partnership.

         Tax Allocations with Respect to the Properties. Pursuant to Section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership (such as the Properties deemed contributed by the Principals and the Former General Partners), must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain, or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for Federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed with contributions of appreciated property (including the Properties deemed contributed by the Principals and the Former General Partners). Consequently, the partnership agreement will require such allocations to be made in a manner consistent with Section 704(c) of the Code.

         In general, the Principals, the Former General Partners, and certain other persons and entities that contributed Properties to the Partnerships will be allocated less depreciation, and increased taxable gain on sale of certain Properties. This will tend to eliminate the Book-Tax Difference. However, the special allocation rules of Section 704(c) do not always rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Under the applicable Treasury Regulations, such special allocations of income and gain and depreciation deductions must be made on a property-by-property basis. Depreciation deductions resulting from the carryover basis of a contributed property are used to eliminate the Book-Tax Difference by allocating such deductions to the non-contributing partners (i.e., the REIT) up to the amount of their share of book depreciation. Any remaining tax depreciation for the contributed property would be allocated to the partners who contributed the property. Each Partnership has elected the traditional method of rectifying the Book-Tax Difference under the applicable Treasury Regulations, pursuant to which, if depreciation deductions are less than the non-contributing partners' share of book depreciation, then the non-contributing partners lose the benefit of these deductions ("ceiling rule"). When the property is sold, the resulting tax gain is used to the extent possible to eliminate the Book-Tax Difference (reduced by any previous book depreciation). Even under the traditional method, it is possible that the carryover basis of the contributed assets in the hands of a Partnership may cause the Company to be allocated lower depreciation and other deductions. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "Federal Income Tax Considerations -- Taxation of the Company -- Annual Distribution Requirements."

         With respect to any property purchased by the Operating Partnership subsequent to the admission of the Company to the Operating Partnership, such property will initially have a tax basis equal to its fair market value and
Section 704(c) of the Code will not apply.

         Sale of the Properties. The Company's share of any gain realized by the Operating Partnership on the sale of any dealer property generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "Federal Income Tax Considerations -- Taxation of the Company -- General" and "-- Gross Income Tests -- The 95% Test." Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Partnerships intend to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating the Properties and other manufactured housing communities, and to make such occasional sales of the Properties as are consistent with the Company's investment objectives. Based upon such investment objectives, the Company believes that in general the Properties should not be considered dealer property and that the amount of income from prohibited transactions, if any, will not be material.

TAX CONSEQUENCES OF CONVERSION TO REIT STATUS

           The Company elected to be taxed as a REIT by filing such an election with its United States Federal income tax return for the taxable year beginning January 1, 1994. The Code provides that, in the case of an entity such as the Company, such corporation is eligible to be taxed as a REIT for a taxable year only if, as of the close of such year, it has no earnings and profits accumulated in any non-REIT year. Under the Code, in order to distribute all earnings and profits accumulated as of the end of a prior taxable year it is necessary to distribute all earnings and profits accumulated in the current taxable year. Although calculations of earnings and profits are complex and it is possible for divergences of opinion with respect to the amount of accumulated earnings and profits, the Company believes that its pre-1995 distributions have satisfied the special distribution requirements of the Code in a timely fashion.

         If during the 10-year period (the "Recognition Period") beginning on the first day of the first taxable year for which the Company qualified as a REIT, the Company recognizes gain on the disposition of any asset held by the Company as of the beginning of such Recognition Period, then, to the extent of the excess of: (i) the fair market value of such asset as of the beginning of such Recognition Period; over (ii) the Company's adjusted basis in such asset as of the beginning of such Recognition period (the "Built-in Gain"), such gain will be subject to tax at the highest regular corporate rate to the extent of the Company's net Built-in Gain as of the beginning of such Recognition Period, pursuant to regulations that have not yet been promulgated by the Service. Furthermore, if the Company acquires any asset from a corporation in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the transferor, and the Company recognizes gain on the disposition of such asset during the Recognition Period beginning on the date on which such asset was acquired by the Company, then, pursuant to regulations that have not yet been promulgated by the Service, to the extent of the Built-in Gain, such gain will be subject to tax at the highest regular corporate rate.

         These provisions regarding the potential taxation of Built-in Gains would not be applicable to the Properties and would only be applicable to the assets owned by the Company prior to January 1, 1994, the first day of the first year that the Company elected to be taxed as a REIT. Accordingly, the Company does not expect this provision to have any significant effect.

                              PLAN OF DISTRIBUTION

         The Company and the Operating Partnership may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents, which agents may be affiliated with the Company. Direct sales to investors may be accomplished through subscription rights distributed to the Company's stockholders. In connection with the distribution of subscription rights to stockholders, if all of the underlying Securities are not subscribed for, the Company and the Operating Partnership may sell such unsubscribed Securities directly to third parties or may engage the services of an underwriter to sell such unsubscribed Securities to third parties. Any underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

        The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, or at prices related to the prevailing market prices at the time of sale or at negotiated prices (any of which may represent a discount from the prevailing market prices). The Company and the Operating Partnership also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may be deemed to have received compensation from the Company or from the Operating Partnership in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

         Any underwriting compensation paid by the Company or the Operating Partnership to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Any such indemnification agreements will be described in the applicable Prospectus Supplement.

         If so indicated in the applicable Prospectus Supplement, the Company or the Operating Partnership, as the case may be, will authorize dealers acting as the Company's or the Operating Partnership's agents to solicit offers by certain institutions to purchase Securities from the Company or the Operating Partnership at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company or the Operating Partnership, as the case may be. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and (ii) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by the Contracts.

         Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company or the Operating Partnership in the ordinary course of business.


                                 LEGAL MATTERS

         The legality of the Securities will be passed upon for the Company and the Operating Partnership by Jaffe, Raitt, Heuer & Weiss, Professional Corporation. In addition, Jaffe, Raitt, Heuer & Weiss, Professional Corporation, will provide an opinion as to the basis of the description of Federal income tax consequences contained in the section titled "Federal Income Tax Consequences."

                                   EXPERTS

         The consolidated financial statements and consolidated financial statement schedules of the Company as of December 31, 1995 and 1994, and for the years ended December 31, 1995, 1994 and 1993 included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated by reference herein, and the consolidated financial statements of the Operating Partnership, which report is included in the Operating Partnership's Form 10-K for the year ended December 31, 1995, incorporated by reference herein, have been audited by Coopers & Lybrand L.L.P., independent certified public accountants, to the extent and for the periods indicated in their reports and have been incorporated herein in reliance on such reports given on the authority of that firm as experts in accounting and auditing.

      No  dealer,  salesperson  or other  individual has
 been authorized to give any  information or to make any
 representations  not  contained   or  incorporated   by
 reference in  this Prospectus  in connection  with  any
 offering to  be made by  the Prospectus.   If given  or
 made, such information or representations must not be relied upon as having been authorized by the Company.
 This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Securities, in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation.
 Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstance, create an implication that there has been no change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.







                               TABLE OF CONTENTS

                                   PROSPECTUS

                                                     Page
                                                     ----
 Available Information . . . . . . . . . . . . . . . .  2
 Incorporation of Certain Documents
   by Reference  . . . . . . . . . . . . . . . . . . .  2
 The Company and the Operating Partnership . . . . . .  3
 Risk Factors  . . . . . . . . . . . . . . . . . . . .  4
 Use of Proceeds . . . . . . . . . . . . . . . . . . .  9
 Ratios of Earnings to Fixed Charges . . . . . . . . .  9
 Description of Debt Securities  . . . . . . . . . . .  9
 Description of Common Stock . . . . . . . . . . . .   20
 Description of Preferred Stock  . . . . . . . . . .   22
 Description of Securities Warrants  . . . . . . . .   26
 Federal Income Tax Considerations . . . . . . . . .   27
 Plan of Distribution  . . . . . . . . . . . . . . .   33
 Legal Matters . . . . . . . . . . . . . . . . . . .   34
 Experts . . . . . . . . . . . . . . . . . . . . . .   35


                            SUN COMMUNITIES, INC.

                          SUN COMMUNITIES OPERATING
                             LIMITED PARTNERSHIP


                                 $500,000,000

                                ______________


                                  PROSPECTUS


                                ______________

                                     PART II
                      INFORMATION NOT REQUIRED IN PROSPECTUS

 ITEM 14.         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered.

         Registration Fee . . . . . . . . . . . . . . . . . .  . . . . . . $172,414
         Fees of Rating Agencies  . . . . . . . . . . . . . .  .  . . . . .  75,000
         Printing and Duplicating Expenses  . . . . . . . . .  . . . . . .   50,000
         Legal Fees and Expenses  . . . . . . . . . . . . . .  . . . . . .  100,000
         Accounting Fees and Expenses . . . . . . . . . . . .  . . . . . .   25,000
         Blue Sky Fees and expenses . . . . . . . . . . . . .  . . . . . .   30,000
         Miscellaneous  . . . . . . . . . . . . . . . . . . .  . . . . . .  100,000
                                                                            -------
         Total  . . . . . . . . . . . . . . . . . . . . . . .  . . . . . . $552,414

ITEM 15.         INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's charter authorizes the Company to obligate itself to indemnify its present and former directors and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by Maryland law. The Company's bylaws obligate it to indemnify and advance expenses to present and former directors and officers to the maximum extent permitted by Maryland law. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those capacities unless it is established that: (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding; and (a) was committed in bad faith or, (b) was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property, or services; or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

         The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that:
(i) it is proved that the person actually received an improper benefit or profit in money, property or services; or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company's charter contains a provision providing for elimination of the liability of its directors or officers to the Company or its stockholders for money damages to the maximum extent permitted by Maryland law from time to time.

         The partnership agreement of the Operating Partnership also provides for indemnification of the Company and its officers and directors to the same extent indemnification is provided to officers and directors of the Company in its charter, and limits the liability of the Company and its officers and directors to the Operating Partnership and its respective partners to the same extent the liability of the officers and directors of the Company to the Company and its stockholders is limited under the Company's charter.

ITEM 16.         EXHIBITS

                 Exhibit No.   Description
                 -----------   -----------
                       *4.1    Form of Senior Indenture

                       *4.2    Form of Subordinated Indenture

                        4.3    Form of Common Stock Certificate (Incorporated by reference from
                               Exhibit 2 to Amendment No. 1 to Form S-11 filed by the Company on
                               November 5, 1993, File No. 33-69340)

                        4.4    Articles VI and VII of the Company's Amended and Restated Articles
                               of Incorporation (Incorporated by reference from Exhibit 3.1 to
                               Amendment No. 1 to Form S-11 filed by the Company on November 5,
                               1993, File No. 33-69340)

                      **4.5    Form of Debt Security

                      **4.6    Form of Securities Warranty Agreement

                      **4.7    Form of Articles Supplementary for Preferred Stock

                      **4.8    Form of Preferred Stock Certificate

                       *5.1    Opinion of Jaffe, Raitt, Heuer & Weiss, P.C. as to legality of securities

                       *8.1    Opinion of Jaffe, Raitt, Heuer & Weiss, P.C. as to certain tax matters

                       12.1    Calculation of Ratios of Earnings to Fixed Charges (Incorporated by
                               reference from Exhibit 12.1 to each of the Company's and Operating
                               Partnership's Quarterly Report on Form 10-Q for the quarter ended
                               June 30, 1996, filed with the Commission on August 14, 1996)

                      *23.1    Consent of Coopers & Lybrand L.L.P., independent accountants

                      *23.2    Consent of Jaffe, Raitt, Heuer & Weiss, P.C. (included in Exhibits
                               5.1 and 8.1)

                      *24.1    Power of Attorney (included on the signature page of this
                               Registration Statement)

                     **25.1    Statement of Eligibility of Trustee on Form T-1 (filed under separate cover)

         *       Filed herewith

         ** To be filed by amendment or incorporated by reference in connection with the offering of the Securities.

ITEM 17.         UNDERTAKINGS

         Each of the undersigned Registrants hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table set forth in this registration statement; and

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

         provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrants hereby undertake that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrants' annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof; and insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions described under Item 15 above or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrants by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrants hereby undertake that:

         (1) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed a part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrants hereby undertake, in connection with securities to be offered pursuant to warrants, to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

         The undersigned Registrants hereby undertake to file an application for purposes of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, each Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Farmington Hills, State of Michigan, on October 21, 1996.

                                  SUN COMMUNITIES, INC., a Maryland corporation

                                  By: /s/ Jeffrey P. Jorissen
                                      ----------------------------------
                                      Jeffrey P. Jorissen, Senior Vice
                                      President and Secretary

                                  SUN COMMUNITIES OPERATING LIMITED
                                  PARTNERSHIP, a Michigan limited partnership

                                  By:     Sun Communities, Inc., General Partner

                                          By: /s/ Jeffrey P. Jorissen
                                             -----------------------------
                                             Jeffrey P. Jorissen, Senior Vice
                                             President and Secretary

                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Sun Communities, Inc. hereby constitutes and appoints Milton
M. Shiffman, Gary A. Shiffman, and Jeffrey P. Jorissen, or any of them, his attorneys-in-fact and agents, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the Debt Securities, Common Stock, Preferred Stock, and Securities Warranties under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his substitute or substitutes may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

 NAME                                                    TITLE                               DATE
 ----                                                    -----                               ----
 /s/ Milton M. Shiffman            Chairman of the Board of Directors                  October 21, 1996
 -------------------------------
          Milton M. Shiffman

 /s/ Gary A. Shiffman              President and Director                              October 21, 1996
 -------------------------------
          Gary A. Shiffman

 /s/ Jeffrey P. Jorissen           Chief Financial Officer, Senior Vice President,     October 21, 1996
 -------------------------------   Secretary, and Principal Accounting Officer
          Jeffrey P. Jorissen


 /s/ Carl R. Weinert               Director                                            October 12, 1996
 -------------------------------
          Carl R. Weinert

 /s/ Paul D. Lapides               Director                                            October 21, 1996
 -------------------------------
          Paul D. Lapides

 /s/ Ted J. Simon                  Director                                            October 21, 1996
 -------------------------------
          Ted J. Simon

 /s/ Clunet R. Lewis               Director                                            October 15, 1996
 -------------------------------
          Clunet R. Lewis

 /s/ Ronald L. Piasecki            Director                                            October 14, 1996
 -------------------------------
          Ronald L. Piasecki

                               INDEX TO EXHIBITS



                    Exhibit
                      No.                                     Description
                   ---------                                  -----------
                      *4.1     Form of Senior Indenture

                      *4.2     Form of Subordinated Indenture

                       4.3     Form of Common Stock certificate (Incorporated by reference from Exhibit
                               4.1 to Amendment No. 1 to Form S-11 filed by the Company on November 5,
                               1993, File No. 33-69340)

                       4.4     Articles VI and VII of the Company's Amended and Restated Articles of
                               Incorporation (Incorporated by reference from Exhibit 3.1 to Amendment
                               No. 1 to Form S-11 filed by the Company on November 5, 1993, File
                               No. 33-69340)

                     **4.5     Form of Debt Security

                     **4.6     Form of Securities Warranty Agreement

                     **4.7     Form of Articles Supplementary for Preferred Stock

                     **4.8     Form of Preferred Stock Certificate

                      *5.1     Opinion of Jaffe, Raitt, Heuer & Weiss, P.C. as to legality of securities

                      *8.1     Opinion of Jaffe, Raitt, Heuer & Weiss, P.C. as to certain tax matters

                      12.1     Calculation of Ratios of Earnings to Fixed Charges (Incorporated by
                               reference from Exhibit 12.1 to each of the Company's and Operating
                               Partnership's Quarterly Report on Form 10-Q for the quarter ended June
                               30, 1996, filed with the Commission on August 14, 1996)

                     *23.1     Consent of Coopers & Lybrand L.L.P., independent accountants

                     *23.2     Consent of Jaffe, Raitt, Heuer & Weiss, P.C. (included in Exhibits 5.1 and 8.1)

                     *24.1     Power of Attorney (included on the signature page of this Registration
                               Statement)

                    **25.1     Statement of Eligibility of Trustee on Form T-1 (filed under separate cover)


                               *        Filed herewith

                               **       To be filed by amendment or
                                        incorporated by reference in connection
                                        with the offering of the Securities.